Dated 21 December 2007

SCT HOLDINGS INC.

as Guarantor

and

UNITED OVERSEAS BANK LIMITED

as Security Trustee

GUARANTEE

relating to

a Loan Agreement

dated 21 December 2007 and

the Master Agreements referred to herein

THIS GUARANTEE is made on 21 December 2007

BETWEEN

(1)

SCT HOLDINGS INC., a company incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands (the “Guarantor”); and

(2)

UNITED OVERSEAS BANK LIMITED, a company incorporated in Singapore acting through its office at 1 Raffles Place, OUB Centre, #10-00 Singapore 048616 (the “Security Trustee”, which expression includes its successors and assigns).

BACKGROUND

(A)

By a loan agreement dated 21 December 2007 and made between (i) SCT Containers III Pte. Ltd. as borrower (the “Borrower”), (ii) the banks and financial institutions listed at Schedule 1 thereto as lenders (the “Lenders”), (iii) the banks and financial institutions listed at Schedule 2 thereto as swap banks (the “Swap Banks”), (iii) United Overseas Bank Limited as agent (the “Agent”) and (iv) the Security Trustee as security trustee, it was agreed that the Lenders would make available to the Borrower a facility of up to US$115,300,000.

(B)

By a master agreement (on the 1992 ISDA Master Agreement (Multicurrency-Crossborder) form and including the Schedule thereto) dated 1 November 2007 made between the Borrower and United Overseas Bank Limited as a Swap Bank, the Borrower may enter into certain Transactions (as such term is defined in the said master agreement) pursuant to separate Confirmations (as such term is defined in the said master agreement) providing for, amongst other things, the payment of certain amounts by the Borrower to United Overseas Bank Limited as a Swap Bank (the said master agreement, all Transactions from time to time entered into or Confirmations exchanged under the said master agreement and any amending, supplemental or replacement agreement are hereinafter called the “UOB Master Agreement”).

(C)

It is contemplated that from time to time other banks and financial institutions that become a Lender under the Loan Agreement may also become a Swap Bank by entering into a separate master agreement (on the 1992 ISDA Master Agreement (Multicurrency-Crossborder) form and including the Schedule thereto) with the Borrower pursuant to which the Borrower may enter into certain Transactions (as such term is defined in the said master agreement) pursuant to separate Confirmations (as such term is defined in the said master agreement) providing for, amongst other things, the payment of certain amounts by the Borrower to the relevant Lender as a Swap Bank (such master agreements, all Transactions from time to time entered into or Confirmations exchanged under the said master agreements and any amending, supplemental or replacement agreement, together with the UOB Master Agreement, being the “Master Agreements”).

(D)	The execution and delivery to the Security Trustee of this Guarantee is one of the conditions precedent to the availability of the facility under the said Loan Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION
1.1	Defined expressions. Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Guarantee unless the context otherwise requires.
1.2	Construction of certain terms. In this Guarantee:

“bankruptcy” includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country;

“Loan Agreement” means the loan agreement dated 21 December 2007 referred to in Recital (A);

“Master Agreements” means, together, the UOB Master Agreement and the master agreements referred to in Recital (C) and includes any existing or future amendments or supplements; and

“UOB Master Agreement” means the master agreement referred to in Recital (B) and includes any existing or future amendments or supplements.

1.3	Application of construction and interpretation provisions of Loan Agreement. Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Guarantee.

2.	GUARANTEE
2.1	Guarantee and indemnity. The Guarantor unconditionally and irrevocably:
(a)	guarantees the due payment of all amounts payable by the Borrower under or in connection with the Loan Agreement, the Master Agreements and every other Finance Document;
(b)	undertakes to pay to the Security Trustee, on the Security Trustee’s demand, any such amount which is not paid by the Borrower when payable; and
(c)

fully indemnifies the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Security Trustee as a result of or in connection with any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Security Trustee would otherwise have been entitled to recover.

2.2	No limit on number of demands. The Security Trustee may serve more than one demand under Clause 2.1.

3.	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR
3.1

Principal and independent debtor. The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

3.2	Waiver of rights and defences. Without limiting the generality of Clause 3.1, the Guarantor shall neither be discharged by, nor have any claim against any Creditor Party in respect of:
(a)	any amendment or supplement being made to the Finance Documents and/or any of the Master Agreements;
(b)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Finance Documents and/or any of the Master Agreements;
(c)	any release or loss (even though negligent) of any right or Security Interest created by the Finance Documents;
(d)

any failure (even though negligent) promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(e)

any other Finance Document or any of the Master Agreements or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

4.	EXPENSES
4.1

Costs of preservation of rights, enforcement etc. The Guarantor shall pay to the Security Trustee on its demand the amount of all expenses incurred by the Security Trustee or any other Creditor Party in connection with any matter arising out of this Guarantee or any Security Interest connected with it, including any advice, claim or proceedings relating to this Guarantee or such a Security Interest.

4.2

Fees and expenses payable under Loan Agreement. Clause 4.1 is without prejudice to the Guarantor’s liabilities in respect of the Borrower’s obligations under clause 20 of the Loan Agreement (fees and expenses) and under similar provisions of other Finance Documents.

5.	ADJUSTMENT OF TRANSACTIONS
5.1

Reinstatement of obligation to pay. The Guarantor shall pay to the Security Trustee on its demand any amount which any Creditor Party is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of the Borrower or of another Security Party (or similar person) on the ground that the Loan Agreement or any of the Master Agreements, or a payment by the Borrower or of another Security Party, was invalid or on any similar ground.

6.	PAYMENTS
6.1	Method of payments. Any amount due under this Guarantee shall be paid:
(a)	in immediately available funds;
(b)	to such account as the Security Trustee may from time to time notify to the Guarantor;
(c)	without any form of set-off, cross-claim or condition; and
(d)	free and clear of any tax deduction except a tax deduction which the Guarantor is required by law to make.
6.2

Grossing-up for taxes. If the Guarantor is required by law to make a tax deduction, the amount due to the Security Trustee shall be increased by the amount necessary to ensure that the Security Trustee and (if payment is not due to the Security Trustee for its own account) the Creditor Party beneficially interested in the payment receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

6.3

Tax credits. If the Security Trustee or another Creditor Party receives for its own account a repayment or credit in respect of tax on account of which the Guarantor has made an increased payment under Clause 6.2, the Security Trustee or relevant Creditor Party shall pay (as the case may be) to the Guarantor a sum equal to the proportion of the repayment or credit which it allocates to the amount due from the Guarantor in respect of which the Guarantor made the increased payment but:

(a)	the Security Trustee or relevant Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)

nothing in this Clause 6.3 shall oblige the Security Trustee or relevant Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)

nothing in this Clause 6.3 shall oblige the Security Trustee or relevant Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Guarantor had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by the Security Trustee or relevant Creditor Party under or in connection with this Clause 6.3 shall be conclusive and binding on the Guarantor.

7.	INTEREST
7.1

Accrual of interest. Any amount due under this Guarantee shall carry interest after the date on which the Security Trustee demands payment of it until it is actually paid, unless interest on that same amount also accrues under the Loan Agreement.

7.2	Calculation of interest. Interest under this Guarantee shall be calculated and accrue in the same way as interest under clause 7 of the Loan Agreement.
7.3

Guarantee extends to interest payable under Loan Agreement. For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under the Loan Agreement, including that payable under clause 7 of the Loan Agreement.

8.	SUBORDINATION
8.1

Subordination of rights of Guarantor. All rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against the Borrower, any other Security Party or their respective assets shall during the Security Period be fully subordinated to the rights of the Creditor Parties under the Finance Documents; in particular during the Security Period the Guarantor shall not:

(a)

claim, or in a bankruptcy of the Borrower or any other Security Party prove for, any amount payable to the Guarantor by the Borrower or any other Security Party, whether in respect of this Guarantee or any other transaction;

(b)	take or enforce any Security Interest for any such amount;
(c)	claim to set-off any such amount against any amount payable by the Guarantor to the Borrower or any other Security Party; or
(d)

claim any subrogation or other right in respect any of the Master Agreements or any Finance Document or any sum received or recovered by any Creditor Party under any of the Master Agreements or a Finance Document.

9.	ENFORCEMENT
9.1

No requirement to commence proceedings against Borrower. Neither the Security Trustee nor any other Creditor Party will need to commence any proceedings under, or enforce any Security Interest created by, the Loan Agreement, any of the Master Agreements or any other Finance Document before claiming or commencing proceedings under this Guarantee.

9.2	Conclusive evidence of certain matters. However, as against the Guarantor:
(a)	any judgment or order of a court in Singapore or the Marshall Islands in connection with any Finance Document and/or any of the Master Agreements; and
(b)	any statement or admission of the Borrower in connection with the Loan Agreement and/or any of the Master Agreements,

shall be binding and conclusive as to all matters of fact and law to which it relates.

9.3

Suspense account. The Security Trustee and any Creditor Party may, for the purpose of claiming or proving in a bankruptcy of the Borrower or any other Security Party, place any sum received or recovered under or by virtue of this Guarantee or any Security Interest connected with it on a separate suspense or other interest bearing nominal account without applying it in satisfaction of the Borrower’s obligations under the Loan Agreement and/or any of the Master Agreements.

10.	REPRESENTATIONS AND WARRANTIES
10.1

General. The Guarantor represents and warrants to the Security Trustee as follows (Provided always that such representations and warranties shall be subject to any qualifications as to matters of law which are specifically referred to in any legal opinion delivered to the Agent pursuant to Schedule 4 of the Loan Agreement).

10.2

Status and place of business. The Guarantor is duly formed and validly existing and in good standing under the laws of the Marshall Islands, is qualified and has the power and authority to own its assets and to conduct the business which it conducts in every jurisdiction where such qualification, power or authority is required, and has its principal place of business at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands.

10.3	Corporate power. The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	to execute this Guarantee; and
(b)	to make all the payments contemplated by, and to comply with, this Guarantee.
10.4	Consents in force. All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.
10.5

Legal validity and effective Security Interests. This Guarantee is now or, as the case may be, will upon execution and delivery (and, where applicable, registration where provided for in this Guarantee) constitute the Guarantor’s legal, valid and binding obligations enforceable against the Guarantor in accordance with its respective terms; subject, in each case, to any relevant insolvency laws affecting creditors’ rights generally.

10.6	No conflicts. The execution by the Guarantor of this Guarantee and its compliance with this Guarantee will not involve or lead to a contravention of:
(a)	any law or regulation in any Pertinent Jurisdiction; or
(b)	the constitutional documents of the Guarantor; or
(c)	any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.

10.7

No withholding taxes. All payments which the Guarantor is liable to make under any of this Guarantee may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.8	No default. To the knowledge of the Guarantor, no Event of Default or Potential Event of Default has occurred and is continuing.
10.9

Information. All information which has been provided in writing by or on behalf of the Guarantor to the Security Trustee or any other Creditor Party in connection with any Finance Document satisfies the requirements of Clause 11.5.

10.10

No litigation. No legal or administrative action involving the Guarantor has been commenced or taken or, to the Guarantor’s knowledge, is likely to be commenced or taken which would reasonably be expected to have a material adverse effect on the Guarantor.

10.11	Taxes paid. The Guarantor has, to the best of its knowledge and belief, paid all taxes applicable to, or imposed on or in relation to the Guarantor and its business.
10.12

Contracts binding and complete. All contracts and agreements provided to any Creditor Party for the purposes of or in connection with the Finance Documents constitute valid, binding and enforceable obligations of the parties thereto in accordance with their terms, are true, complete, in full force and effect and have not been materially amended, cancelled or terminated and no rights arising thereunder has been waived by the Guarantor.

10.13

No insolvency. No steps have been taken or are being taken to appoint a receiver, trustee, liquidator, judicial manager or similar officer in respect of the Guarantor or its assets or to wind up the Guarantor.

11.	UNDERTAKINGS
11.1

General. The Guarantor undertakes with the Security Trustee to comply with the following provisions of this Clause 11 at all times during the Security Period, except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

11.2

No disposal of assets. The Guarantor will not transfer, lease or otherwise dispose of all or substantially all of its assets, whether by one transaction or a number of transactions, whether related or not. Nothing in this Clause 11.2 shall apply to any transfer, lease or disposal:

(a)	made in the ordinary course of business; or
(b)	of assets in exchange for or to be replaced by other assets comparable or superior as to type, value and quality.
11.3

Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Guarantor under or in connection with this Guarantee will be true and not misleading in all material respects and will not omit any material fact or consideration, PROVIDED, however, that to the extent that any such information was based upon or constitutes a forecast or projection, the Guarantor represents only that it acted in good faith and utilized assumptions believed by the management of the Guarantor to be reasonable at the time made in the preparation of such information (it being understood by the Security Trustee that any financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from the projected results set forth therein). Further, in respect of any financial statements provided to the Security Trustee, it is understood and agreed that these may, in accordance with standard accounting practices, be subject to adjustments or change from time to time as may be reasonably expected.

11.4

Creditor notices. The Guarantor will send the Security Trustee, at the same time as they are despatched, copies of all communications which are despatched to the Guarantor’s creditors or any class of them.

11.5

Consents. The Guarantor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Security Trustee if reasonably requested by the Security Trustee to do so of, all consents required:

(a)	for the Guarantor to perform its obligations under this Guarantee; or
(b)	for the validity or enforceability of this Guarantee;

and the Guarantor will comply with the terms of all such consents.

11.6

Maintenance of Security Interests. The Guarantor at its own cost, promptly register, file, record or enrol this Guarantee with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of this Guarantee, give any notice or take any other step which the Security Trustee notifies the Guarantor is necessary for this Guarantee to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.7

Notification of litigation. The Guarantor will provide the Security Trustee with details of any legal or administrative action involving the Guarantor in an amount equal to or exceeding $1,000,000 as soon as such action is instituted, unless the Guarantor reasonably believes that the legal or administrative action cannot be considered material in the context of this Guarantee.

11.8

Principal place of business. The Guarantor will maintain its place of business, and keep its corporate documents and records, at the address stated at the commencement of this Agreement; and the Guarantor will not knowingly establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Marshall Islands or the USA.

11.9	Notification of default. The Guarantor will notify the Security Trustee as soon as the Guarantor becomes aware of the occurrence of an Event of Default or a Potential Event of Default.
11.10

Provision of further information. The Guarantor will, as soon as practicable after receiving the request, provide the Security Trustee with any additional financial or other information relating to this Guarantee which may be reasonably requested by the Security Trustee at any time.

11.11	Maintenance of status. The Guarantor will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.
11.12	Negative undertakings. The Guarantor will not:
(a)	following the occurrence of an Event of Default that is continuing, make any other form of distribution or effect any form of redemption, purchase or return of share capital;
(b)

provide any form of credit or financial assistance to a person who is directly or indirectly interested in the Borrower’s share or loan capital or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Guarantor than those which it could obtain in a bargain made at arms’ length;

(c)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation to the extent the Guarantor will not be the surviving entity; or
(d)	permit any change in the ownership of its shares from that existing at the date of this Guarantee.
11.13	Compliance with law. The Guarantor shall comply with all laws and regulations binding on it and its assets.
11.14	Payment of indebtedness. The Guarantor shall duly and punctually pay and discharge its obligations in respect of all its indebtedness as and when the same shall become due.
11.15

Payment of outgoings. The Guarantor shall punctually pay all outgoings (including rent, Taxes and any other charges or expenses whatsoever) payable in respect of its business and assets, including any land or premises at which it carries on business and where its stocks and assets are stored.

11.16

Pari passu ranking. The Guarantor shall ensure that its obligations under this Agreement are secured under the Finance Documents so that such obligations shall at all times rank ahead of, or otherwise at least pari passu in all respects with, all its unsecured and unsubordinated obligations, other than such indebtedness as would, by virtue only of the law in force in its jurisdiction of incorporation, be preferred in the event of its winding-up and any other obligations which are mandatorily preferred by law and not by contract.

12.	JUDGMENTS AND CURRENCY INDEMNITY
12.1	Judgments relating to Loan Agreement. This Guarantee shall cover any amount payable by the Borrower under or in connection with any judgment relating to the Loan Agreement.
12.2	Currency indemnity. In addition, clause 21.4 (currency indemnity) of the Loan Agreement shall apply, with any necessary adaptations, in relation to this Guarantee.

13.	SET-OFF
13.1	Application of credit balances. Each Creditor Party may with prior notice:
(a)

apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Guarantor at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Guarantor to that Creditor Party under this Guarantee to the extent that such sum has not been paid on its due date for payment by the Guarantor; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Guarantor;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;
(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
13.2

Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 13.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

13.3

Sums deemed due to a Lender. For the purposes of this Clause 13, a sum payable by the Guarantor to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to that Lender.

14.	SUPPLEMENTAL
14.1	Continuing guarantee. This Guarantee shall remain in force as a continuing security at all times during the Security Period.
14.2

Rights cumulative, non-exclusive. The Security Trustee’s rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

14.3

No impairment of rights under Guarantee. If the Security Trustee omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Security Trustee under this Guarantee.

14.4

Severability of provisions. If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

14.5

Guarantee not affected by other security. This Guarantee shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts which the Security Trustee or any other Creditor Party may now or later hold in connection with the Loan Agreement and any of the Master Agreements.

14.6

Guarantor and the Master Agreements and Finance Documents. The Guarantor confirms that it has received copies of the Loan Agreement, the Master Agreements and the other Finance Documents to which it is not a party and agrees that it will not take any action which would be contrary to the terms of the Loan Agreement, any of the Master Agreements and such other Finance Documents.

14.7

Applicability of provisions of Guarantee to other Security Interests. Any Security Interest which the Guarantor creates (whether at the time at which it signs this Guarantee or at any later time) to secure any liability under this Guarantee shall be a principal and independent security, and Clauses 3 and 17 shall, with any necessary modifications, apply to it, notwithstanding that the document creating the Security Interest neither describes it as a principal or independent security nor includes provisions similar to Clauses 3 and 17.

14.8

Applicability of provisions of Guarantee to other rights. Clauses 3 and 17 shall also apply to any right of set-off or netting or to combine accounts which the Guarantor creates by an agreement entered into at the time of this Guarantee or at any later time (notwithstanding that the agreement does not include provisions similar to Clauses 3 and 17), being an agreement referring to this Guarantee.

14.9

Settlement or discharge conditional. Any settlement or discharge under this Guarantee between the Security Trustee or any other Creditor Party and the Guarantor shall be conditional upon no security or payment to the Security Trustee or any other Creditor Party by the Guarantor or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

14.10

Third party rights. A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act Guarantee, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Guarantee.

15.	ASSIGNMENT
15.1	Assignment by Security Trustee. The Security Trustee may assign its rights under and in connection with this Guarantee to the same extent as it may assign its rights under the Loan Agreement.
15.2	Assignment by Guarantor. The Guarantor may not assign any of its rights or transfer any of its obligations under this Deed without the prior written consent of the Majority Lenders.

16.	NOTICES
16.1	Notices to Guarantor. Any notice or demand to the Guarantor under or in connection with this Guarantee shall be given by e-mail, letter or fax at:

575 Market Street

33rd Floor

San Francisco, CA 94105

E-mail: sgray@seacastleinc.com

Fax No: +1-925-395-0135

Attention : Mr. Stephen Gray

with a copy to:

c/o Seacastle Singapore Pte Ltd

460 Alexandra Road #24-01

PSA Building

Singapore 119963

Attention: Mr. Tang Koon Heng

E-mail: khtang@seacastleinc.com

Fax: +65 6274 2060

or to such other address which the Guarantor may notify to the Security Trustee.

16.2	Application of certain provisions of Loan Agreement. Clauses 28.3, 28.4 and 28.5 of the Loan Agreement apply to any notice or demand under or in connection with this Guarantee.
16.3

Validity of demands. A demand under this Guarantee shall be valid notwithstanding that it is served at the same time as the service of a notice under clause 19.2 (events of default) of the Loan Agreement, and a demand under this Guarantee may refer to all amounts payable under or in connection with the Loan Agreement without specifying a particular sum or aggregate sum.

16.4

Notices to Security Trustee. Any notice to the Security Trustee under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Security Trustee under the Loan Agreement.

17.	INVALIDITY OF LOAN AGREEMENT OR ANY MASTER AGREEMENT
17.1	Invalidity of Loan Agreement or any of the Master Agreements. In the event of:
(a)

the Loan Agreement or any of the Master Agreements now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any other reason whatsoever, whether of a similar kind or not; or

(b)

without limiting the scope of paragraph (a), a bankruptcy of the Borrower, the introduction of any law or any other matter resulting in the Borrower being discharged from liability under the Loan Agreement or any of the Master Agreements, or the Loan Agreement or any of the Master Agreements ceasing to operate (for example, by interest ceasing to accrue), this Guarantee shall cover any amount which would have been or become payable under or in connection with the Loan Agreement or the relevant Master Agreement if the Loan Agreement or the relevant Master Agreement had been and remained entirely valid, legal and enforceable, or the Borrower had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and the Borrower had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated; and references in this Guarantee to amounts payable by the Borrower under or in connection with the Loan Agreement or the relevant Master Agreement shall include references to any amount which would have so been or become payable as aforesaid.

17.2	Invalidity of Finance Documents. Clause 17.1 also applies to each of the other Finance Documents to which the Borrower is a party.

18.	GOVERNING LAW AND JURISDICTION
18.1	Singapore law. This Guarantee shall be governed by, and construed in accordance with, Singapore law.
18.2	Exclusive Singapore jurisdiction. Subject to Clause 18.3, the courts of Singapore shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee.
18.3	Choice of forum for the exclusive benefit of the Security Trustee. Clause 18.2 is for the exclusive benefit of the Security Trustee, which reserves the rights:
(a)

to commence proceedings in relation to any matter which arises out of or in connection with this Guarantee in the courts of any country other than Singapore and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in Singapore or without commencing proceedings in Singapore.

The Guarantor shall not commence any proceedings in any country other than Singapore in relation to a matter which arises out of or in connection with this Guarantee.

18.4

Process agent. The Guarantor irrevocably appoints the Borrower, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the Singapore courts which are connected with this Guarantee.

18.5

Creditor Parties’ rights unaffected. Nothing in this Clause 18 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

18.6	Meaning of “proceedings”. In this Clause 18, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS GUARANTEE has been entered into on the date stated at the beginning of this Guarantee.

EXECUTION PAGE

GUARANTOR

SIGNED, SEALED AND DELIVERED AS A DEED	)
by SCT HOLDINGS INC.	)
acting by Stephen Nicolaus Gray	) /s/ Stephen Nicolaus Gray
expressly authorised in accordance with the	)
laws of the Marshall Islands	)
by virtue of a power of attorney granted	)
by SCT Holdings Inc.	)
on 19th December 2007)
such execution being witnessed by	)
Arthur L. Burns

Signature of witness /s/ Arthur L. Burns

SECURITY TRUSTEE	Arthur L. Burns

SIGNED, SEALED AND DELIVERED AS A DEED	)
by UNITED OVERSEAS BANK LIMITED	)
acting by Tan Kok Kwee	) /s/ Tan Kok Kwee
expressly authorised in accordance with the	)
laws of Singapore	)
by virtue of a power of attorney granted	)
by UNITED OVERSEAS BANK LIMITED	)
on 15th January 2007)
such execution being witnessed by	)
Emily Ng

Signature of witness /s/ Emily Ng